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                                                              Exhibit 23.1

                           CONSENT OF KPMG LLP

The Board of Directors
of Orbitz, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-111345) on Form S-8 of Orbitz, Inc. of our report dated February 6, 2004, with respect to the consolidated and combined balance sheets of Orbitz, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Orbitz, Inc.


/s/ KPMG LLP


Chicago, Illinois
March 15, 2004